ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement No. 333-225828

Relating to the Preliminary Prospectus Supplement dated February 3, 2021

February 4, 2021

NORTHERN OIL AND GAS, INC.

The following information supplements and updates the information contained in Northern Oil & Gas, Inc.’s preliminary prospectus supplement dated February 3, 2021.

Updates to Preliminary Prospectus Supplement

Summary – The Offering

Share Allocation: One of the Company’s significant existing stockholders (the “Existing Stockholder”) has indicated an interest in purchasing up to 1,000,000 shares of common stock being offered hereby. In addition, one of our unaffiliated joint venture partners has indicated an interest in purchasing up to 750,000 shares of common stock being offered hereby. The underwriters will not receive any underwriting discount or commission on the sale of any shares to the Existing Stockholder.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement, dated February 3, 2021 (the “Preliminary Prospectus Supplement”), with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 or emailing dg.prospectus_requests@bofa.com.

This free writing prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.